Exhibit 99.1

EFI

NEWS FROM EQUIFIN, INC.

FOR IMMEDIATE RELEASE

EQUIFIN FILES FORM 8-K RELATED TO AUDITORS

•     •     •     •     •     •     •     •     •     •     •     •     •     •

SPRING LAKE, NEW JERSEY, November 30, 2004 — EquiFin, Inc. (OTC BB:EQUI) (the “Company”) today reported that its independent accountants, J.H. Cohn LLP (“JHC”), resigned as of November 24, 2004 pursuant to a letter providing no explanation for the resignation and leaving the Company’s  Audit Committee and Management to believe that the Company no longer met JHC’s criteria for client retention.  The Audit Committee has commenced an immediate search for a new independent accountant and is in the process of requesting proposals from other accounting firms.

There have been no disagreements with JHC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to JHC’s satisfaction, would have caused JHC to make reference thereto in its opinions in connection with the audits of EquiFin’s consolidated financial statements for fiscal years ended December 31, 2002 and December 31, 2003 and the subsequent interim periods through September 30, 2004.  While JHC’s report for the year ended December 31, 2003 did include an exploratory paragraph relating to EquiFin’s ability to continue as a going concern, their audit reports on EquiFin’s consolidated financial statements for fiscal years ended December 31, 2002 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified nor modified as to uncertainty, audit scope or accounting principles.

Except for the historical information contained herein, this press release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company to be materially different from any future results.  In addition to other factors that may be discussed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement made by the Company:  (i) general economic and business conditions; (ii) the loss, insolvency or failure to pay its debts by a significant customer or customers; (iii) the maturing of debt and the ability of the Company to raise capital to repay or refinance such debt on favorable terms; and (iv) the success or failure of the Company’s efforts to implement its business strategy with respect to credit accommodations, which could depend upon, among other factors, the availability of capital on favorable terms toward the Company and the effects of economic conditions on the Company’s borrowers and the capital markets.

For more information, contact Mr. Walter Craig at the Company (732)282-1411.